Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Jeffersonville, IN – June 2, 2021. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.36 per common share, a 100% increase from the prior quarter’s amount. The dividend will be paid on or about June 30, 2021 to stockholders of record as of the close of business on June 16, 2021.

Commenting on the Company’s increased dividend, Larry W. Myers, President and CEO stated: “We are delighted to double the quarterly cash dividend amount, which normalizes the Company’s dividend payout ratio to approximately twenty five percent of net income attributable to the core banking segment, and return a portion of the Company’s surplus capital to our shareholders. The Company’s board of directors continues to routinely assess the Company’s capital position and discuss strategic initiatives to effectively deploy capital, which include organic growth, possible merger and acquisition opportunities, and potential repurchases of Company stock. We are pleased to be in the position to evaluate such opportunities and remain poised to execute when the market conditions are favorable.”

The Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the river from Louisville, Kentucky, and operates fifteen depository branches within southern Indiana.  The Bank also has three national lending programs, including single-tenant net lease commercial real estate, SBA lending and residential mortgage banking, with offices located throughout the United States.  First Savings is a recognized leader, both in its local communities and nationally for its lending programs.  The employees of First Savings strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success.  The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG”.

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724